Exhibit (d)(5)(ii)

APPENDIX A

(as of May 1, 2014)

Fund	Annual Advisory Fee (as a % of average daily net assets)		Effective Date of Agreement
Van Eck CM Commodity Index Fund	0.75% of the average daily net assets of the Van Eck CM Commodity Index Fund		December 31, 2012

Multi-Manager Alternatives Fund	•	1.00% of the total value of all assets managed by the Adviser, and not by a Sub-Adviser, and that are invested in underlying funds; and	May 1, 2014[1]
	•	1.60% of the total value of all other assets of the Multi-Manager Alternatives Fund.

1 Van Eck Associates Corporation (“VEAC”) and Van Eck Absolute Return Advisers Corporation (“VEARA”) entered into a letter agreement pursuant to which, on May 1, 2014, VEAC transferred to VEARA, and VEARA assumed, all of the rights and obligations of VEAC under the investment advisory agreement between VEAC and Van Eck Funds (the “Trust”) dated May 29, 2009 with respect to the Multi-Manager Alternatives Fund, a series of the Trust. The letter agreement is attached as Appendix B to this Agreement. In addition, the “Initial Period” for the Fund as defined in Section 7.(a)(ii) of the Agreement is from May 1, 2014 through July 31, 2014.